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                                                                    Exhibit 99.1


                Cohu Reports Third Quarter 2003 Operating Results

POWAY, Calif., October 22, 2003 -- Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $34.5 million for the third quarter ended September 30, 2003 compared to $36.8 million for the third quarter of 2002 and $32.1 million for the second quarter of 2003. The net loss for the third quarter of 2003 was $615,000, or $.03 per share, compared to a net loss of $555,000, or $.03 per share for the third quarter of 2002 and net income of $4.1 million or $.19 per share in the second quarter of 2003. Cohu recorded pretax charges to operations in the third quarter of 2003 of approximately $350,000 related to the consolidation of its Littleton, Massachusetts operations ($250,000 in the second quarter of 2003) and $1.3 million for inventory ($2.5 million in the second quarter of 2003). The quarter ended June 30, 2003 also included a pretax gain of $7.9 million from the sale of land held for future development and a pretax charge of $2.5 million from an impairment write-down of an equity investment.

Net sales for the first nine months of 2003 were $97.7 million with net income of $2.1 million and net income per share of $.10 compared to net sales of $106.7 million with a net loss of $312,000 and a net loss per share of $.02 for the first nine months of 2002.

Orders for the third quarter of 2003 were $34.5 million compared to $43.7 million for the second quarter of 2003. Orders for the second quarter of 2003 include an $8.5 million contract from the United Arab Emirates (UAE) Armed Forces for microwave communications equipment. Backlog was $42.9 million at both September 30, 2003 and June 30, 2003. Third quarter 2003 sales of semiconductor test handling equipment accounted for 82% of total sales. Sales of television cameras and related equipment were 11% of sales and metal detection and microwave communications equipment contributed 7% of sales. Third quarter 2003 orders included 80% from semiconductor equipment, 12% from television cameras and 8% from metal detection and microwave communications equipment. Our September 30, 2003 backlog includes certain orders, including the $8.5 million contract with the UAE, that we do not expect to be recognized as revenue in the fourth quarter of 2003 due to normal customer acceptance procedures.

James A. Donahue, President and Chief Executive Officer, stated, "Cohu's results for the third quarter of 2003 were generally in line with our expectations. There are more signs that business conditions in the semiconductor equipment industry are improving. Capacity utilization continues to rise and semiconductor unit production is approaching the record level of 2000, according to some industry analysts. These key metrics drive the need for capital equipment. While it's not clear whether strong sequential growth is imminent, we agree with those forecasters who expect at least a gradual improvement in the semiconductor equipment industry over the next few quarters. Throughout the downturn, we've continued to make investments in new product development and to improve our operations. Cohu's balance sheet remains strong, with $108 million in cash and no debt. We are in an excellent position to capitalize on the expected recovery."

Cohu's Board of Directors approved a quarterly cash dividend of $.05 per share payable on January 9, 2004 to shareholders of record on December 5, 2003. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu's expectations of industry conditions and future operations and financial results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, Cohu's ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; inventory write-downs; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; goodwill and intangible asset write-downs due to impairment testing required by accounting standards; the effect of competitive products; the concentration of revenues from a limited number of customers; order cancellations; failure to obtain customer acceptance and recognize revenue; difficulties in integrating acquisitions and new technologies; and other risks addressed in Cohu's filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Wednesday, October 22, 2003 at 2:00 PM Pacific Time. A webcast and replay of the call can be accessed at www.cohu.com. For press releases and other information of interest to investors, please visit Cohu's website at www.cohu.com. Contact: John Allen - Investor Relations (858) 848-8106.

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COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)


                                                                             Three Months Ended             Nine Months Ended
                                                                                September 30                  September 30
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                                                                              2003          2002           2003           2002
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
Net sales                                                                   $34,512        $36,811       $ 97,675       $106,706
Cost and expenses:
 Cost of sales                                                               23,986         24,463         65,791         66,930
 Research and development                                                     5,577          8,136         18,071         24,094
 Selling, general and administrative                                          6,347          6,015         18,290         18,530
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                                                                             35,910         38,614        102,152        109,554
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Loss from operations                                                         (1,398)        (1,803)        (4,477)        (2,848)
Gain from sale of land                                                            -              -          7,873              -
Investment impairment writedown                                                   -              -         (2,500)             -
Interest income                                                                 683            648          1,825          2,136
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Income (loss) before income taxes                                              (715)        (1,155)         2,721           (712)
Income tax provision (benefit)                                                 (100)          (600)           600           (400)
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Net income (loss)                                                            $ (615)        $ (555)       $ 2,121        $  (312)
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Income (loss) per share:                                                     $ (.03)        $ (.03)        $  .10        $  (.02)
 Basic
 Diluted                                                                     $ (.03)        $ (.03)        $  .10        $  (.02)
Weighted average shares used in computing income
 (loss) per share:
 Basic                                                                       21,255         20,795         21,088         20,722
 Diluted                                                                     21,255         20,795         21,619         20,722
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Condensed Consolidated Balance Sheets
(in thousands) (unaudited)                                                                          September 30,   December 31,
                                                                                                        2003           2002
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Assets:
Current assets:
 Cash and investments                                                                                 $107,589       $107,184
 Accounts receivable                                                                                    25,399         18,267
 Inventories                                                                                            29,840         24,317
 Deferred taxes and other                                                                               16,049         16,530
                                                                                                      --------       --------
                                                                                                       178,877        166,298
Note receivable                                                                                          8,978          9,184
Property, plant & equipment, net                                                                        31,044         33,770
Other assets, primarily goodwill                                                                         9,637         12,551
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    Total assets                                                                                      $228,536       $221,803
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Liabilities & Stockholders' Equity:
Current liabilities:
 Deferred profit                                                                                       $ 7,845        $ 5,231
 Other current liabilities                                                                              21,111         20,528
                                                                                                       -------        -------
                                                                                                        28,956         25,759
Deferred taxes and other noncurrent liabilities                                                          6,035          5,950
Stockholders' equity                                                                                   193,545        190,094
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    Total liabilities & equity                                                                        $228,536       $221,803
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
For press releases and other information of interest to investors, please visit Cohu's website at www.cohu.com

Contact: John Allen - Investor Relations (858) 848-8106